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[JEFFERSON PILOT FINANCIAL LOGO]
JEFFERSON PILOT LIFEAMERICA INSURANCE COMPANY
SERVICE OFFICE: ONE GRANITE PLACE, P.O. BOX 515, CONCORD, NEW HAMPSHIRE 03302
(800)258-3648


                        CHILDREN'S TERM INSURANCE RIDER
                 READ CAREFULLY - TERM INSURANCE ON DEPENDENTS

EFFECTIVE DATE -

This rider is part of the policy to which it is attached. It takes effect on the Policy Date of the policy unless a later effective date is shown above. In this rider, "we", "us", or "our" means Jefferson Pilot LifeAmerica Insurance
Company, "you" means the owner of the policy; and "Insured" means the person named on Page 3 of the policy as Insured under the policy.

CONSIDERATION - In return for the payment of the monthly deductions and receipt of an application for this rider, we will provide the benefit described in this rider.

BENEFIT - We will pay to the named Beneficiary, on due proof of death of any Insured Child, a lump sum payment of $1,000 multiplied by the number of units shown on Page 3 of the policy. Such payment will be made subject to the provisions of this rider and those of the policy. This benefit is to be paid in the event the death of an Insured Child occurs:

(1)  After such child has attained the age of 15 days;

(2)  Before the policy anniversary nearest the child's 25th birthday; and

(3)  Before the Expiry Date.

INSURED CHILD - As used herein, "Insured Child" means:

(1) Each child, stepchild, or legally adopted child, of the Insured, who is named in the application for this rider and who, on the date of the application, has not attained the age of 18 years;

(2)  Any child who is born to the Insured after the date of the application;

(3) Any stepchild who, prior to attaining the age of 18 years, is legally acquired by the Insured after the date of the application; and

(4) Any child who, prior to attaining the age of 18 years, is legally adopted by the Insured after the date of the application.

If more than one Insured Child is named under this rider, this rider applies separately to each Insured Child.

BENEFICIARIES OF THIS RIDER - Proceeds, due to the death of an Insured Child, will be paid to the named Beneficiary unless there is none, in which case proceeds will be paid to the Insured, if then living. Otherwise, the proceeds will be paid to the Insured's Spouse, if then living. If there is no named Beneficiary and neither the Insured nor the Insured's Spouse is then living, the proceeds will be paid to the executors, administrators, or assigns of the Insured Child.

While the Insured is living, you may name or change a revocable beneficiary at any time. A change of the Owner or beneficiary must be made in writing. To be binding on us, the change must be signed by you and any irrevocable beneficiary and must be filed at the Service Center. Any such change will take effect as of the date it was signed, subject to any payment made or action taken by us before the change was filed.

INSURED CHILD'S CONVERSION PRIVILEGE - The Insurance under this rider on an Insured Child may be converted to a new policy on the earlier of:

(1)  The Expiry Date; or

(2)  The policy anniversary nearest the Insured Child's 25th birthday.

The amount converted is not to exceed $5,000 multiplied by the number of units shown on Page 3 of the policy. The new policy will be issued without evidence of insurability. Issue will be subject to the conditions set forth below.


P94-97N (98)
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CONVERSION CONDITIONS - Conversion to a new policy shall be subject to the following conditions:

(1) Proper written application for the new policy must be made to us at our Service Center. The first premium for the new policy shall be paid to us not later than the termination date of the insurance to be converted. The first premium must also be paid during the lifetime of the person to be insured under the new policy.

(2) The effective date of the new policy shall be the date of termination of the insurance to be converted.

(3) The new policy will be for the plan of non-participating whole life insurance then available by us for conversions on the effective date of the conversion.

(4) The new policy will be issued on a form and at premium rates in use by us on the effective date of conversion. Such rates will be based on the then attained age at the nearest birthday to the person to be insured. The new policy will not include disability or accidental death benefits unless evidence satisfactory to us of the insurability of the person to be insured is furnished.

(5)  The application for a new policy on an Insured Child shall be made by you.

(6) The suicide and contestable periods of the new policy will be measured from the effective date of the insurance provided by this rider.

MONTHLY DEDUCTION - The monthly deduction for this rider will be (a) multiplied by (b), divided by 12, where:

(a)  is the annual cost of $6.00 per unit; and

(b)  is the number of units under this rider, as shown on Page 3 of the policy.

WAIVER OF MONTHLY DEDUCTION - The monthly deduction for this rider shall be waived only if and when the monthly deduction under the policy is waived under any disability rider which is a part of the policy.

EXPIRY DATE - The Expiry Date of this rider shall be the earlier of:

(1) The policy anniversary nearest the 25th birthday of the youngest Insured child; or

(2)  The policy anniversary nearest the 65th birthday of the Insured.

TERMINATION - This rider will cease as soon as one of the following occurs:

(1) The monthly deduction for this rider remains unpaid at the end of the Grace Period, as defined in the policy.

(2)  The policy is surrendered, exchanged, or lapsed;

(3)  The Expiry Date of this rider is attained;

(4)  We receive a proper request to terminate this rider; or

(5)  The Maturity Date of the policy is attained.

                     PAID UP INSURANCE AT DEATH OF INSURED

BENEFIT - Any term insurance in force under this rider on any Insured Child on the date of the Insured's death, including death by suicide, will become fully paid up on that date. Upon the death of the Insured we shall have the right to require surrender of this rider in exchange for any fully paid up term insurance. Such paid up term insurance may be surrendered at any time for its cash value, the then net single premium for the remaining term insurance. The net single premium will be computed on the basis of the 1980 CSO Mortality Tables, without the ten year select mortality factors, and four and one-half percent interest. The cash value, payable within 30 days of a policy anniversary, shall not be less than the cash value on the anniversary.


            /s/ David Stonecipher         /s/ Robert A Reed

           Chief Executive Officer            Secretary

P94-97N(98)
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                    JUVENILE BENEFITS LIMITATION ENDORSEMENT

        READ CAREFULLY - THERE IS A LIMITATION ON THE AMOUNT OF INSURANCE WHICH CAN BE ISSUED ON THE LIFE OF AN INSURED CHILD UNDER AGE 14 YEARS AND 6 MONTHS. THIS LIMITATION IS REQUIRED BY THE LAWS OF THE STATE OF NEW YORK.


Jefferson Pilot LifeAmerica Insurance Company has issued this endorsement as part of the policy to which it is attached. In this endorsement, "we", "us", or "our" means Jefferson Pilot LifeAmerica Insurance Company; "you" means the Owner of the policy; and "Insured Child" means any child insured under the policy and/or rider for which this endorsement is issued.

LIMITATION OF INSURANCE - Provided you have an insurable interest in the life of an Insured Child and such Insured Child is dependent upon you for support or maintenance, an amount of life insurance may be issued on the life of the Insured Child not to exceed the lesser of:

     (1) The amount provided under the policy and/or rider to which this endorsement is attached; or

     (2) The maximum amount of life insurance as determined in the Table of Maximum Amounts of Life Insurance LESS any amount of life insurance in force on the Insured Child's life under any other policy or rider
     (issued by us or by any other company) with a date of issue prior to that of the policy and/or rider to which this endorsement is attached.

The maximum amount of life insurance as defined in this endorsement does not include:

     (1)  Any refund of premium due at the time of death; or

     (2)  Any accidental death benefit.

The amount of life insurance on an Insured Child may exceed the limits described in this provision, however, you must have an insurable interest in the life of the Insured Child, you must pay the premiums for such coverage, and the Insured Child must not be dependent upon you for support or maintenance.

ADJUSTMENT IN AMOUNT OF INSURANCE - If the total amount of life insurance on the life of an Insured Child is in excess of the maximum allowed, as determined by priority of the date of issue of the policies and/or riders when there is more than one policy and/or rider (issued by us or by any other company), we will terminate the amount of such excess insurance that is in effect under this policy and/or rider. We will do this when the Insured Child dies or upon your earlier written request, but only if we are given satisfactory proof that such excess exists at the time of such death or request.

We will also make a premium refund if such excess insurance is terminated. We will determine the amount of the refund based on the premiums paid for the terminated insurance, with interest at the rate assumed in the valuation of the policy and/or rider, less any policy loans or loan interest secured by such excess insurance.

                   TABLE OF MAXIMUM AMOUNTS OF LIFE INSURANCE

INSURED CHILDS ATTAINED AGE             MAXIMUM AMOUNT OF LIFE INSURANCE
    NEAREST BIRTHDAY                    --------------------------------
    ----------------
Less Than 4 years and 6 months        The greater of $5,000 or 25% of the amount of life insurance on the life of the applicant for the policy and/or rider to which this endorsement is attached as of the date of issue of such policy and/or rider.

Between 4 years and 6 months          The greater of $10,000 or 25% of the amount of life
 and 14 years and 6 months            insurance on the life of the applicant for the policy and/or rider to which this endorsement is attached as of the date of issue of such policy and/or rider.



JBL97-R213NY(98)